Exhibit 5.1

[PERKINS COIE LLP LETTERHEAD]

October 3, 2022

Limeade, Inc.

10885 NE 4th Street, Suite #400

Bellevue, Washington 98004

Re: Registration Statement on Form S-8 of Shares of Common Stock, no par value per share, of Limeade, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to the registration of 60,695,205 shares (the “Shares”) of common stock, no par value per share (the “Common Stock”), of Limeade, Inc. (the “Company”), which may be issued under the Limeade, Inc. Amended and Restated 2006 Stock Plan (the “2006 Plan”), the Limeade, Inc. Amended 2016 Stock Plan (the “2016 Plan”), and the Limeade, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”) (the 2006 Plan, the 2016 Plan and the 2019 Plan together, the “Plans”) as follows: (i) 445,672 shares of Common Stock issuable upon the exercise of currently outstanding stock option awards under the 2006 Plan; (ii) 5,968,419 shares of Common Stock issuable upon the exercise of currently outstanding stock option awards under the 2016 Plan; (iii) 21,065,164 shares of Common Stock issuable upon the exercise of currently outstanding stock option awards under the 2019 Plan; and (iv) 33,215,950 shares of Common Stock that may be issued under the 2019 Plan (including shares that may be issued under the 2019 Plan pursuant to outstanding restricted stock units, but excluding shares of Common Stock that may be issued pursuant to outstanding stock options under the 2019 Plan).

We have examined the Registration Statement and such documents and records relating to the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plans, upon the registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PERKINS COIE LLP